Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

BY AND BETWEEN

GORDMANS, INC.

AND

MICHAEL MORAND

Whereas, Gordmans, Inc. (hereinafter “the Company”) desires to enter into an employment separation agreement and release with Michael Morand, (hereinafter “the Employee”); and whereas, the Employee has terminated from the Company on May 28, 2014, it is hereby agreed as follows:

1.	Both parties agree that the Employee’s separation from employment is by reason of voluntary resignation as far as third parties are concerned.

2.	The Company agrees to pay the Employee severance payments for an Initial Period of sixteen (16) weeks at the weekly rate of $6,313.46. These payments shall be made in accordance with the established biweekly payroll schedule, commencing with the first regular payday following the execution of this Agreement, and without regard to the Employee’s employment status. Further the Company agrees to pay a bonus of $25,000 on or before May 30, 2014.

3.	For the same number of weeks that severance will be paid, medical and dental continuation coverage (commonly referred to as COBRA coverage) will be subsidized by the Company to the same extent that such coverage is subsidized during regular employment, provided the Employee elects COBRA coverage. COBRA coverage will automatically cease if medical coverage is obtained through a new employer as stated in the COBRA document, page two item number three.

4.	The Company agrees to pay the Employee 92 hours of earned, unused vacation. This vacation payment will be paid on the June 6, 2013 payday.

5.	Except as provided in paragraphs 2 and 3 above, the Employee waives any and all claims which he might have against the Company or its affiliates for wages or salary and agrees to file no complaints, charges or lawsuits against the Company or any affiliate or any of their shareholders, directors, officers, employees or agents, with any court or administrative agency, except for the sole purpose of enforcing his rights under this Agreement.

6.

In consideration for the payments described in paragraphs 2 and 3 above, the Employee, as a free and voluntary act, hereby waives, releases, and forever discharges any and all claims against the Company or any affiliate or any of their shareholders, directors, officers, employees and agents, of and from any and all debts, obligations, claims, demands, judgments or causes of action of any kind whatsoever in tort, contract, by statute, or on any other basis for compensatory, punitive or other damages, expenses, reimbursements or costs of any kind, including but not limited to, any and all claims, demands, rights and/or causes of action, including those which might arise out of allegations relating to a claimed breach of an alleged oral or written employment contract, wrongful discharge, emotional distress, mental anguish, violation of public policy, retaliation, assault, battery, defamation, invasion of privacy, or relating to purported discrimination or civil rights violations, such as, but not limited to, those arising under the Civil Rights Acts of 1866, 1871, 1964, or 1991, the Age Discrimination in Employment Act (ADEA), the Equal Pay Act, the Rehabilitation Act of 1973, the Americans with

Disabilities Act, the Family and Medical Leave Act, or any other similar federal, state or local laws or regulations which the Employee might have or assert against any of said entities or persons (1) by reason of employment by the Company or the termination of said employment relationship and all circumstances related thereto; or (2) by reason of any other matter, cause or thing whatsoever which may have occurred prior to the date of execution of this Agreement.

8.	The Employee acknowledges that the Company specifically disclaims any liability to or wrongful act against the Employee or any other person on the part of itself, its affiliates, and the shareholders, directors, officers, employees and agents of any of them. The Employee agrees that the monies and considerations described herein are considerations to which he would not otherwise be entitled without signing this Agreement and that these considerations constitute payment in exchange for signing this Agreement.

9.	The Employee’s release and covenant not to sue set forth above shall apply to the Company, its affiliated persons and entities (including Sun Capital partners and its affiliates), shareholders, directors, officers, employees, agents, successors, assigns, attorneys, subsidiaries and insurers.

10.	This Agreement and Release is intended to be personal in nature, and is not to be construed as an open offer to any other employee in a similar situation, not shall it be deemed a pattern of past practice with respect to the payment of employee benefits.

11.	The Employee shall not discuss or disclose, orally or in writing, directly or indirectly, personally or through others, with or to any person or entity (regardless of whether such person or entity has prior knowledge or specifically inquires), the existence, nature, content or terms of this Agreement, or any promise to pay or payment by the Company to the Employee in connection with this Agreement, or provide any documents or state any facts, opinions or statements from which the average person could infer such matters. The sole exceptions shall be: (a) disclosure pursuant to process of law; (b) disclosure as required by a governmental agency in connection with official governmental proceedings or a court of competent jurisdiction in connection with judicial proceedings; and (c) disclosure by the Employee to the Employee’s spouse, attorney, and tax advisor, with the express understanding that they, in turn, will be governed by this confidentiality requirement.

12.	The Employee will never, except as specifically authorized by the Company in writing, directly or indirectly (1) use for the Employee’s own gain, or (2) disclose or disseminate to any other person, organization or entity, any of the Company’s confidential information. As used in this paragraph, “confidential information” shall mean any and all information and compilations of information relating to the Company’s business which the Company provided to the Employee, or to which the Employee had access while affiliated with the Company, and which information or compilations of information are not generally known to the public. “Confidential information” includes, but is not limited to, information regarding the Company’s clients/customers, employees, vendors, its current and future business plans and affairs, and its business practices.

13.

For a period of twelve (12) months immediately following the Employee’s separation of employment with the Company, the Employee will not solicit (on behalf of any individual or entity other than the Company) for employment any then current employee of the Company with whom the Employee actually worked and had personal contact while employed by the Company. Without limitation, the Employee specifically acknowledges that any employee who was employed by the Company at the Company’s facility at which the Employee’s primary worksite/office was located, and who worked at such facility while the Employee was employed by the Company, should be considered an “employee of the Company with whom the Employee actually worked and had personal contact while employed by the Company,” unless the Employee can prove otherwise. The Employee further specifically acknowledges that this restriction is necessary and reasonable for the protection of the Company’s employee and customer goodwill, and that it will not prevent the Employee from being gainfully employed following termination of employment with the Company because the Employee will be free to engage in any occupation as long as the Employee honors the restrictions contained in this paragraph.

14.	The Employee shall not seek any form of employment or other working relationship with the Company in the future; moreover, should the Employee seek such a relationship with the Company in the future, the Company’s refusal to consider the Employee for such relationship shall be irrebuttably and conclusively deemed to be based on this Agreement, and on no other factor.

15.	The Employee acknowledges as follows:

a.	I HAVE BEEN AFFORDED THE OPPORTUNITY TO REVIEW AND CONSIDER THIS AGREEMENT AND RELEASE FOR AT LEAST TWENTY-ONE (21) DAYS.

b.	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS FROM THE DATE THIS AGREEMENT AND RELEASE IS EXECUTED BY ME TO REVOKE THIS AGREEMENT AND RELEASE.

c.	I HAVE READ AND UNDERSTAND THIS AGREEMENT AND RELEASE. I HAVE SIGNED IT FREELY AND OF MY ACCORD AFTER HAVING BEEN GIVEN AMPLE OPPORTUNITY AND HAVING BEEN ADVISED BY THE COMPANY TO SECURE THE ADVICE AND COUNSEL OF AN ATTORNEY OF MY CHOOSING.

16.	This Agreement and Release shall be interpreted according to the laws of the State of Nebraska. In case any one or more of the provisions and/or clauses of this Agreement and Release shall be found to be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions and/or clauses contained herein shall not in any way be affected or impaired thereby. Further, any clause and/or provision found to be invalid, illegal, or unenforceable shall be deemed, without further action on the part of the parties hereto, to be modified, amended, and/or limited to the minimum extent necessary to render such clauses and/or provisions valid and enforceable. This Agreement and Release constitutes the entire agreement between the parties. It shall be altered only in writing.

Executed this 28th day of May, 2014

/s/ Michael Morand
Employee

/s/ Roger Glenn
On Behalf of Gordmans, Inc.